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                                                                    EXHIBIT 5.6

                       [Letterhead of Holland & Hart LLP]



                                 November 6, 2003
                                                        Sent via E-mail, Fax and
                                                              UPS Overnight Mail

Volume Services America Holdings, Inc.
201 East Broad Street
Spartanburg, SC  29306

         Re: Events Center Catering, Inc.

Ladies and Gentlemen:

         We have acted as special Wyoming counsel to Events Center Catering, Inc., a Wyoming statutory close corporation ("Events Center") in connection with an Indenture (the "Indenture") by and among Events Center, Volume Services America Holdings, Inc., a Delaware corporation ("Holdings"), certain direct and indirect subsidiaries of Holdings executing the Indenture (collectively, with Events Center, the "Subsidiaries"), and The Bank of New York, as Trustee. The Indenture is to be executed and delivered in connection with Holdings' proposal to issue and sell Income Deposit Securities representing ownership of shares of Holdings' common stock and subordinated notes to the public in an initial public offering pursuant to (i) a Registration Statement under the Securities Act of 1933, as amended, and (ii) the terms and conditions of an Underwriting Agreement to be entered into among Holdings, the Subsidiaries, and CIBC World Markets Corp., as representative of the several underwriters named in the Underwriting Agreement; a Credit Agreement among Volume Services America, Inc. ("VSA"), Holdings, Canadian Imperial Bank of Commerce, as Administrative Agent and Lead Arranger, and the Subsidiaries; and a Credit Guarantee by which Events Center will unconditionally guarantee the obligations of VSA under the terms of the Credit Agreement. The Indenture, the Underwriting Agreement, the Credit Agreement, and the Credit Guarantee are sometimes collectively referred to herein as the "Transaction Documents".

         We have examined an 10/1/03 draft of the Indenture and such documents and records of Events Center, certificates of public officials and officers of Events Center, and other documents as we have deemed necessary or appropriate for the purposes of this opinion. Specifically, without limitation, we have reviewed (i) a Secretary's Certificate dated November 6, 2003 signed by Janet L. Steinmayer, Executive Vice President, General Counsel and Secretary of Events Center ("Secretary's Certificate"); (ii) resolutions of the Board of Directors of Events Center dated August 22, 2003 authorizing Events Center, among other things, to execute and deliver the Indenture (the "Board Resolutions"); (iii) resolutions of Volume Services Inc., a Delaware corporation ("VSI"), the sole direct shareholder of Events Center, dated


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Volume Services America Holdings, Inc.
November 6, 2003
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August 13, 2003, authorizing Events Center, among other things, to execute and deliver the Indenture (the "Shareholder Resolutions"), and (iv) forms of Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of Events Center which shall become effective only in the event of, and immediately prior to, the consummation of the public offering described above. In connection therewith, we have assumed for purposes of this opinion, with your permission and without independent review or investigation by us, that (i) VSI is the sole direct shareholder of Events Center; (ii) the Board of Directors of Events Center has been properly constituted and the members of the Board of Directors of Events Center were duly qualified and duly elected to be members of such Board, (iii) the Board Resolutions were duly authorized, executed and delivered by all of the members of the Board of Directors of Events Center and are in full force and effect as of the date of this opinion; (iv) the statements recited in the Secretary's Certificate are accurate; and (v) the person(s) signing the Indenture on behalf of Events Center is a duly qualified and duly elected Authorized Officer of Events Center as identified in the Board Resolutions.

         With your permission, we have further assumed for purposes of this opinion without independent review or investigation by us: (i) the genuineness and authenticity of signatures and the authority of persons signing agreements on behalf of parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies; (iv) the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than to the due authorization of Events Center); (v) the Transaction Documents are the valid and legally binding obligation of all parties thereto, enforceable against each of the parties thereto in accordance with their terms, except to the extent of the due authorization opinion expressed in opinion paragraph 1 as to Events Center; (vi) there are no bylaws or other shareholders' or management agreements regulating the exercise of corporate powers and/or the management of the business and affairs of Events Center; (vi) no action to dissolve, merge or consolidate Events Center has occurred; (vii) consideration under the Transaction Documents has been given to Events Center contemporaneously with and as part of the same transaction in which the Transaction Documents are to be executed and delivered by Events Center; (viii) Events Center owns no property of any kind in Wyoming, real or personal, and conducts no business operations of any kind in Wyoming, except for its holding of a liquor license from the City of Casper, Wyoming; and (ix) Events Center is not presently subject to the continuing supervision of, or decree, order or similar arrangement entered by, any court, agency, official or other governmental authority of the State of Wyoming (the "State").

         Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

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Volume Services America Holdings, Inc.
November 6, 2003
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         1. The execution and delivery of the Indenture has been duly and validly authorized by Events Center, and upon due execution and delivery of the Indenture, the Indenture will have been duly executed and delivered by Events Center.

         2. The execution, delivery and performance of the Indenture by Events Center does not violate the laws of the State.

         The opinions set forth above are subject to the following qualifications and limitations:

         A. Our examination of laws relevant to matters herein is limited to the laws of the State. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction. Further, we express no opinions except as specifically set forth in this opinion letter, and no opinions may be implied. By way of example and without limitation, no opinion is expressed regarding the effect of, or compliance with: (i) federal or State securities or antitrust laws; (ii) any tax consequences of the overall transaction involving Events Center; (iii) State law requirements for registered officers or agents; or (iv) local laws of any kind.

         B. Our opinions are based upon State laws and case decisions as of the date of this letter. We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter.

         This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as an opinion as to matters of fact or as a guaranty or warranty of the matters discussed herein. The opinions expressed in this letter are solely for the addressee of this letter in connection with the Indenture and may not be relied upon in any respect by any other person or for any other purpose. This letter may not be published, quoted or referenced to, or filed with, any person without our prior written consent, provided that (i) Simpson Thacher & Bartlett may rely on this opinion in connection with their issuance of an opinion to Holdings as to the Transaction Documents, and (ii) this letter or a copy of it may accompany a Registration Statement to be filed by Holdings with the Securities and Exchange in connection with the transactions contemplated by the Transaction Documents, and our name may be referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement solely with respect to the matters addressed in this opinion letter.

                                        Very truly yours,


                                        /s/ Holland & Hart LLP
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                                        Holland & Hart LLP